Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Amedisys Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-88960, 333-111062 and 333-120336) on Form S-3 and registration statements (Nos. 333-60525, 333-51704 and 333-53786) on Form S-8 of Amedisys Inc. of our report dated March 16, 2004, with respect to the consolidated balance sheets of Amedisys Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K of Amedisys, Inc.

/s/ KPMG LLP

Baton Rouge, Louisiana

March 16, 2005